Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of the capital stock of Starry Group Holdings, Inc., a Delaware corporation (the “Company”), is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Amended and Restated Certificate of Incorporation (the “Charter”), bylaws and Warrant Agreement (as defined below) are included as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2021. You are encouraged to read the applicable provisions of Delaware law, the Charter, the bylaws and the Warrant Agreement in their entirety for a complete description of the rights and preferences of our securities.

Authorized Capital Stock

The Charter authorizes the issuance of 860,000,000 shares of capital stock, of which 800,000,000 shares are shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), 50,000,000 shares are shares of Class X common stock, par value $0.0001 per share (“Class X Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and 10,000,000 shares are shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

Common Stock

Class A Common Stock

Voting Rights

Holders of Class A Common Stock are entitled to cast one vote per share. Generally, holders of all classes of our Common Stock vote together as a single class, and an action is approved by our stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. Holders of Class A Common Stock will not be entitled to cumulate their votes in the election of directors.

The Charter further provides that our board of directors (“Board”) (other than any directors elected by holders of any series of Preferred Stock) are divided into three classes, Class I, Class II and Class III, with each class serving staggered terms.

The Charter further provides that the affirmative vote of at least two-thirds of the total voting power of all then outstanding shares of our stock, voting as a single class, are required to amend, alter, repeal or rescind certain provisions of the Charter, including provisions relating to voting and dividend rights, the size and classifications of our Board, special meetings, director and officer indemnification, forum selection and amendments to the Charter. The affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of our voting stock, voting as a single class, are required to amend or repeal the bylaws, although the bylaws may be amended by a simple majority vote of our Board.

Dividend Rights

Each holder of Class A Common Stock will share ratably (based on the number of shares of Class A Common Stock held) if and when any dividend is declared by our Board out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding our Preferred Stock or any class or series of stock having a preference over, or the right to participate with, Class A Common Stock with respect to the payment of dividends.

Liquidation, Dissolution and Winding Up

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each holder of Class A Common Stock then outstanding will participate pro rata in our funds and assets that may be legally distributed to our stockholders, subject to the designations, preferences, limitations, restrictions and relative rights of any class or series of our Preferred Stock then outstanding.

Other Matters

No shares of Class A Common Stock are subject to redemption or have preemptive rights to purchase additional shares of Class A Common Stock. Holders of shares of Class A Common Stock do not have subscription, redemption or conversion rights.

Class X Common Stock

Voting Rights

Prior to the Sunset Date (defined below), holders of Class X Common Stock are entitled to cast 20 votes per share of Class X Common Stock. On the Sunset Date, each share of Class X Common Stock will automatically convert into one share of Class A Common Stock, and from and after the Sunset Date, holders thereof are entitled to one vote per share on all matters on which stockholders generally are entitled to vote. Generally, holders of all classes of our Common Stock vote together as a single class, and an action is approved by our stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. Holders of the Class X Common Stock will not be entitled to cumulate their votes in the election of directors.

“Sunset Date” refers to the earlier of (a) the date that is nine months following the first date after March 29, 2022 (the “Acquisition Merger Effective Date”) on which Chaitanya Kanojia (1) is no longer providing services, whether upon death, resignation, removal or otherwise, to the Company as a member of the senior leadership team, officer or director and (2) has not provided any such services for the duration of such nine-month period; and (b) the first date after the Acquisition Merger Effective Date as of which the Qualified Stockholders (as defined in the Charter) have Transferred (as defined in the Charter), in the aggregate, more than 75% of the shares of Class X Common Stock that were held by Chaitanya Kanojia and other registered holders of Class X Common Stock immediately following the Acquisition Merger Effective Date.

Dividend Rights

Each holder of Class X Common Stock will share ratably (based on the number of shares of Class X Common Stock held) if and when any dividend is declared by our Board out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding Preferred Stock or any class or series of stock having a preference over, or the right to participate with, Class X Common Stock with respect to the payment of dividends.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each holder of Class X Common Stock then outstanding will participate pro rata in our funds and assets that may be legally distributed to our stockholders, subject to the designations, preferences, limitations, restrictions and relative rights of any class or series of our Preferred Stock then outstanding.

Transfers

Pursuant to the Charter, shares of Class X Common Stock are fully transferable to any transferee; provided, however, that such shares of Class X Common Stock will automatically convert into shares of Class A Common Stock upon certain transfers of such shares, subject to certain exceptions set forth in the Charter, and upon the Sunset Date.

Other Matters

No shares of Class X Common Stock are subject to redemption or have preemptive rights to purchase additional shares of Class X Common Stock. Each share of Class X Common Stock is convertible into one share of Class A Common Stock at the option of the holder thereof at any time upon written notice to our transfer agent. Each share of Class X Common Stock will automatically convert into one share of Class A Common Stock (a) upon certain transfers of such shares, subject to exceptions set forth in the Charter or (b) on the Sunset Date.

Preferred Stock

The Charter provides that our Board has the authority, without action by the stockholders, to designate and issue shares of Preferred Stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of Preferred Stock, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, which rights may be greater than the rights of the holders of our Common Stock.

The purpose of authorizing our Board to issue Preferred Stock and determine the rights and preferences of any classes or series of Preferred Stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of Preferred Stock may adversely affect the holders of Class A Common Stock by restricting dividends on the Class A Common Stock, diluting the voting power of Class A Common Stock or subordinating the dividend or liquidation rights of Class A Common Stock. As a result of these or other factors, the issuance of our Preferred Stock could have an adverse impact on the market price of Class A Common Stock.

Warrants

In connection with the Company’s business combination (the “Business Combination”) with FirstMark Horizon Acquisition Corp. (“FirstMark”), FirstMark assigned to us all of FirstMark’s right, title and interest in and to the Warrant Agreement, dated October 8, 2020, between FirstMark and Continental Stock Transfer & Trust Company (the “Warrant Agent”), as amended by that certain Warrant Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), dated as of March 28, 2022, by and among the Company, FirstMark and the Warrant Agent (as amended, the “Warrant Agreement”), and we assumed, and agreed to pay, perform, satisfy and discharge in full, all of FirstMark’s liabilities and obligations under the Warrant Agreement arising from and after the SPAC Merger Effective Time (as defined in the Warrant Assumption Agreement). In addition, at the SPAC Merger Effective Time each warrant was adjusted to entitle the holder to purchase 1.2415 shares of Class A Common Stock at a price of $11.50 per 1.2415 shares (such, adjustment, the “Initial Warrant Adjustment”).

On April 25, 2022, the Company issued a notice to holders of its warrants, notifying holders of the following adjustments (the “Subsequent Warrant Adjustments” and, together with the “Initial Warrant Adjustment,” the “Warrant Adjustments”) to the terms of the warrants, effective after the close of trading on April 22, 2022:

•	the adjustment to the warrant price of the warrants from $11.50 per 1.2415 shares to $9.13 per 1.2415 shares of Class A Common Stock (representing 115% of the Market Value (as defined below));

•

the adjustment of the $18.00 per share redemption trigger price described in Sections 6.1 and 6.2 of the Warrant Agreement to $14.29 per share of Class A Common Stock (representing 180% of the Market Value); and

•	the adjustment of the $10.00 per share redemption trigger price described in Section 6.2 of the Warrant Agreement to $7.94 per share of Class A Common Stock (representing the Market Value).

The Subsequent Warrant Adjustments were required pursuant to Section 4.4 of the Warrant Agreement, as a result of (i) the Company issuing shares of its Class A Common Stock and securities exchangeable for shares of Class A Common Stock at an issue price of $7.50 per share (the “Newly Issued Price”) for capital raising purposes in connection with the closing of the Business Combination, (ii) the aggregate gross proceeds from such issuances representing more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the completion of the Business Combination (net of redemptions) and (iii) the volume-weighted average trading price of the Class A Common Stock during the twenty (20) trading day period starting on the trading day prior to the day on which the Company consummated the Business Combination (such price, the “Market Value”) being below $9.20 per share. The Market Value was determined to be $7.94 per share.

Public Warrants

After giving effect to the Warrant Adjustments, each whole warrant entitles the registered holder to purchase 1.2415 shares of Class A Common Stock at a price of $9.13 per 1.2415 shares, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination, except as described below. Pursuant to the Warrant Agreement, only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any Class A Common Stock pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the issuance of the shares of Class A Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under “— Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $7.94.” No warrant is exercisable for cash or on a cashless basis, and we are not obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant is not entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the Securities and Exchange Commission a registration statement covering the issuance, under the Securities Act, of the Class A Common Stock issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if our shares of Class A Common Stock are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.4481815. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the shares of Class A Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the Warrant Agent.

Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $14.29

Once the warrants become exercisable, we may redeem the warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of our Class A Common Stock for any 20-trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (which we refer to as the “Reference Value”) equals or exceeds $14.29 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Stockholders’ Warrants — Anti-dilution Adjustments”).

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $14.29 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Stockholders’ Warrants — Anti-dilution Adjustments”) as well as the $9.13 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $7.94

Once the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Common Stock (as defined below) except as otherwise described below;

•

if, and only if, the Reference Value (as defined above under “Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $14.29”) equals or exceeds $7.94 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Stockholders’ Warrants — Anti-dilution Adjustments”); and

•

if the Reference Value is less than $14.29 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants — Public Stockholders’ Warrants — Anti-dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of Class A Common Stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted pursuant to the second paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

The values provided in the table below, including in the column headings, give effect to the Warrant Adjustments.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Common Stock
	≤7.94	8.73	9.53	10.32	11.12	11.91	12.70	13.50	≥14.29
60 months	0.3240315	0.3488615	0.3687255	0.3861065	0.4022460	0.4183855	0.4320420	0.4444570	0.4481815
57 months	0.3190655	0.3438955	0.3650010	0.3848650	0.4022460	0.4183855	0.4320420	0.4444570	0.4481815
54 months	0.3128580	0.3376880	0.3612765	0.3811405	0.3997630	0.4159025	0.4308005	0.4432155	0.4481815
51 months	0.3054090	0.3327220	0.3563105	0.3774160	0.3972800	0.4134195	0.4295590	0.4432155	0.4481815
48 months	0.2992015	0.3265145	0.3513445	0.3736915	0.3935555	0.4121780	0.4270760	0.4419740	0.4481815
45 months	0.2917525	0.3203070	0.3463785	0.3699670	0.3910725	0.4096950	0.4258345	0.4419740	0.4481815
42 months	0.2830620	0.3128580	0.3401710	0.3650010	0.3873480	0.4072120	0.4245930	0.4407325	0.4481815
39 months	0.2743715	0.3054090	0.3339635	0.3600350	0.3836235	0.4034875	0.4221100	0.4394910	0.4481815
36 months	0.2644395	0.2967185	0.3265145	0.3538275	0.3786575	0.4010045	0.4208685	0.4382495	0.4481815
33 months	0.2545075	0.2880280	0.3190655	0.3476200	0.3736915	0.3972800	0.4183855	0.4370080	0.4481815
30 months	0.2433340	0.2780960	0.3103750	0.3401710	0.3687255	0.3923140	0.4159025	0.4357665	0.4481815
27 months	0.2296775	0.2656810	0.3004430	0.3327220	0.3612765	0.3885895	0.4121780	0.4345250	0.4481815
24 months	0.2147795	0.2532660	0.2892695	0.3227900	0.3538275	0.3823820	0.4084535	0.4320420	0.4481815
21 months	0.1998815	0.2396095	0.2768545	0.3128580	0.3463785	0.3774160	0.4047290	0.4308005	0.4481815
18 months	0.1812590	0.2222285	0.2619565	0.3004430	0.3364465	0.3699670	0.3997630	0.4283175	0.4481815
15 months	0.1613950	0.2036060	0.2445755	0.2855450	0.3252730	0.3612765	0.3935555	0.4245930	0.4481815
12 months	0.1378065	0.1812590	0.2247115	0.2681640	0.3103750	0.3501030	0.3873480	0.4208685	0.4481815
9 months	0.1117350	0.1551875	0.2011230	0.2470585	0.2942355	0.3376880	0.3786575	0.4171440	0.4481815
6 months	0.0806975	0.1229085	0.1700855	0.2209870	0.2718885	0.3215485	0.3674840	0.4109365	0.4481815
3 months	0.0422110	0.0806975	0.1291160	0.1862250	0.2445755	0.3016845	0.3550690	0.4047290	0.4481815
0 months	—	—	0.0521430	0.1427725	0.2222285	0.2892695	0.3488615	0.4010045	0.4481815

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $8.73 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.3438955 shares of Class A Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $10.72 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.3699670 shares of Class A Common Stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.4481815 shares of Class A Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A Common Stock.

This redemption feature differs from the typical warrant redemption features, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the applicable common stock exceeds $14.29 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of Class A Common Stock are trading at or above $7.94 per share, which may be at a time when the trading price of Class A Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $14.29 per share threshold set forth above under “— Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $14.29.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the Class A Common Stock are trading at a price starting at $7.94, which is below the exercise price of $9.13, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of Class A Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to exercise their warrants for shares of Class A Common Stock if and when such shares of Class A Common Stock were trading at a price higher than the exercise price of $9.13.

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Class A Common Stock pursuant to the Warrant Agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of Class A Common Stock, we will use our commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption Procedures

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of issued and outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding shares of Class A Common Stock. A rights offering made to all or substantially all holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Class A Common Stock equal to the product of (1) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A Common Stock) and (2) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of Class A Common Stock during the 10-trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay to all or substantially all of the holders of Class A Common Stock a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share or (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation with respect to any provision relating to stockholders’ rights, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each shares of Class A Common Stock in respect of such event.

If the number of issued and outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding shares of Class A Common Stock (other than those that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the company’s amended and restated certificate of incorporation) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Class A Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.

The warrants are issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as Warrant Agent, and us. The Warrant Agreement provides that (a) the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding public warrants and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the Warrant Agreement with respect to the private placement warrants, at least 65% of the then outstanding private placement warrants.

The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Private Placement Warrants

The private placement warrants (including the shares of Class A Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions to our directors and officers and other persons or entities affiliated with FirstMark Horizon Sponsor LLC, a Delaware limited liability company (the “Sponsor”)) and they will not be redeemable by us (except as described under “— Warrants — Public Warrants — Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $7.94”) so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and have certain registration rights described herein. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.

Except as described under “— Warrants — Public Warrants — Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $7.94,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) less the exercise price of the warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the Warrant Agent. We have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike Public Stockholders who could exercise their warrants and sell the shares of Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Exclusive Forum

The Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (1) any derivative action, suit or proceeding brought on our behalf; (2) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, stockholders or employees of ours or our stockholders; (3) any action, suit or proceeding asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, as amended (the “DGCL”), the bylaws or the Charter (as either may be amended from time to time); or (4) any action, suit or proceeding asserting a claim against us or any current or former director, officer or stockholder governed by the internal affairs doctrine.

The Charter provides that the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. If any such foreign action is filed in a court other than the courts in the State of Delaware in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce such actions and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. The Charter also provides that any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise. This choice of forum provision has important consequences for our stockholders.

Certain Anti-Takeover Provisions of Delaware Law and the Charter and Bylaws

We have opted out of Section 203 of the DGCL under the Charter and bylaws, but the Charter and bylaws have protections similar to those afforded by Section 203 of the DGCL, which prohibit us from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of our outstanding voting stock (the “acquisition”), except if:

•	our Board approved the acquisition prior to its consummation;

•	the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

•	the business combination is approved by our Board, and by a two-thirds vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale, or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, these anti-takeover provisions will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This may encourage companies interested in acquiring us to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves the acquisition that results in the stockholder becoming an interested stockholder.

This may also have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Written Consent by Stockholders

Under the Charter and bylaws, subject to the rights of any series of Preferred Stock then outstanding, any action required or permitted to be taken by our stockholders (a) may be effected by a consent in writing by such stockholders until the Sunset Date and (b) following the Sunset Date, must be effected at a duly called annual or special meeting of our stockholders and may not be effected by any consent in writing by such stockholders.

Special Meeting of Stockholders

Under the Charter and bylaws, special meetings of our stockholders may be called only by our Board, the chairperson of our Board or our chief executive officer, or, until the Sunset Date, our secretary upon a written request of any holder of record of at least 25% of the voting power of the issued and outstanding shares of our capital stock, and may not be called by any other person or persons. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Under the bylaws, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of our stockholders shall be given in the manner and to the extent provided in the bylaws.

Transfer Agent and Warrant Agent

The transfer agent for our Common Stock and the warrant agent for our warrants is Continental Stock Transfer & Trust Company.

Listing of Class A Common Stock and Warrants

Our Class A Common Stock and our warrants are listed on the NYSE under the symbols “STRY” and “STRY WS,” respectively.